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Transcript of August 12, 2014 FTD Companies, Inc. Second Quarter 2014 Earnings Call:

Operator:  Greetings and welcome to the FTD Companies Incorporated Second Quarter 2014 Earnings call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Jandy Tomy, VP of Finance.  Thank you.  You may begin.

Jandy Tomy:  Thank you.  Good afternoon, and welcome to the FTD Companies’ Second Quarter 2014 Earnings conference call and webcast.  With me today on the call are Robert Apatoff, President and Chief Executive Officer, and Becky Sheehan, Executive Vice President and Chief Financial Officer.

Before we begin, please remember that during the course of this call, management may make forward-looking statements within the meaning of the federal securities laws that address the Company’s expected future business, financial performance and financial condition.  These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different than those expressed in our forward-looking statements.  In addition to the Company’s periodic current and annual reports filed with the Securities and Exchange Commission, please refer to the text in the Company’s press release issued today for a discussion of the risks and uncertainties associated with such forward-looking statements.

Also, please note that on today’s call, management will refer to certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income and Free Cash Flow.  The Company believes these non-GAAP financial measures provide useful information for investors.  Please refer to today’s press release for definitions and calculations of these non-GAAP performance measures, as well as reconciliations of the non-GAAP performance measures to the Company’s GAAP financial results.

Finally, FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which stockholders should review when it becomes available as it will contain important information that FTD stockholders should consider, as well as information about the participants in the solicitation.  FTD stockholders will also be able to obtain the proxy statement, as well as other FTD filings, without charge, at the SEC’s web site, or from FTD at its website or by writing FTD’s Corporate Secretary.

Now, I’d like to turn the call over to Robert Apatoff, President and Chief Executive Officer.

Robert Apatoff:  Thank you, Jandy.  Good afternoon, everyone, and thank you for joining us today.  I will begin with a brief overview of our second quarter operating results and business highlights, and then our CFO, Becky Sheehan, will review our financial results and outlook for 2014 in more detail.  Finally, I will provide a few closing remarks and we will open up the call to take your questions.

Clearly, the big news for FTD is our recent announcement of the proposed acquisition of Provide Commerce from Liberty Interactive.  We are very pleased with this strategic transaction as it will further our vision to be the world’s leading and most trusted floral and gifting company.  I will discuss the acquisition in more detail later in my remarks.

The consumer environment in the US remained challenging during the second quarter of 2014; however, our team remains focused on the execution of our strategic initiatives.  We continue to benefit from our stable and consistently profitable business model.

I’d like to focus on our three business segments for a moment.  First, our Consumer segment, which operates primarily through our FTD.COM website, is a direct marketer of floral and gift products.  A majority of the orders we take are sent to our FTD member florists for fulfillment in their local areas, often fulfilled on the same day the order is taken.

The Consumer segment was challenged from a top line perspective in the second quarter, driven by a decline in order volume during the Mother’s Day holiday.  In our Consumer segment, we continue to see heightened levels of spending across the broader competitive industry on media, marketing, online and search functions, and certain partner programs have become more expensive to secure and maintain.  We also experienced lower performance with one of our larger partners.  As a result, our costs in these areas increased in the quarter; however, we were able to grow average order value by 4% in the second quarter.  We have now grown AOVs in the Consumer segment 11 of the last 14 quarters.

Our team has identified and is executing on multiple initiatives that are focused on managing these costs and enhancing the returns on our marketing programs for the second half of this year.

While these marketplace and competitive factors weighed more heavily on our US Consumer business, I am very pleased to report that revenues in the Florist and International segments grew in the second quarter.  Our Florist segment generated an increase in both service and product revenue.  Further, our revenues per member were also higher than the prior year second quarter.  Our Florist business leverages the significant order flow from the Consumer business, and as we have stated before, the majority of the orders generated by the Consumer business are filled by member florists.

Finally, our International business, operating primarily under the Interflora brand, performed very well in the second quarter.  Interflora also captures significant consumer demand and, like our Consumer business in the US, a majority of the orders we take in the UK are sent to our Interflora member florists for fulfillment.

Our team has multiple initiatives in process to support future growth in revenue and profitability across each of our three business segments.  Those include, first, strategic targeted marketing programs to increase order volume, including an expansion in our partnership programs with both new and existing corporate and sympathy partners; second, an increase in media spend to identify and target new customers in the US and in the UK; third, programs to more productively target our existing customer base through our improved segmentation initiatives in our email marketing campaigns and greater penetration with our Gold loyalty program; fourth, marketing and merchandising enhancements to increase average order value, such as the expansion of our order upgrade path and to increase cart value through the continued introduction of innovative floral and gifting products for our customers, including increased multi-product bundling options; fifth, technology enhancements to improve the customer shopping experience, including continued improvements in our mobile platform; and sixth, improvements in our fulfillment and distribution capabilities.

Now, continuing our focus on innovative products, we recently launched two new product lines.  First, Color Confections launched in July with our brightly colored vases and very colorful arrangements to help our customers sweeten someone’s day.  In addition, we launched the Jardin collection, which is a line of French European bouquets composed of casual garden flowers.  Jardin in French means “garden”.  This new collection will take advantage of the more casual garden style arrangement trends popular today.  We believe we still have a great opportunity for product innovation to help drive future growth.

As many of you are aware, the floral and gift industry continues to evolve.  Like most every consumer goods industry, consumers are in control of where and how they shop.  Shopping behavior continues to migrate to ecommerce and mobile platforms and floral offerings are more prominently positioned at retail locations, including grocery and mass market stores.  In the face of this changing landscape, it is our responsibility to understand and proactively adapt to the changes and attract as much consumer demand as possible to FTD and our member florists.

To this point, as we recently announced, FTD entered into an agreement to acquire Provide Commerce.  The transaction combines FTD’s iconic brands, FTD and Interflora, alongside Provide Commerce’s diversified and recognizable consumer floral and gifting e-commerce brands, which include ProFlowers, Shari’s Berries and Personal Creations.  Provide Commerce’s brand portfolio has become a destination of choice for consumer gifting needs and occasions and, combined with our brands, we expect to have one of the most compelling floral and gifting portfolios in the world.

Together, FTD and Provide Commerce will offer consumers an enhanced shopping experience through an expanded selection of innovative floral and gift products, providing them with greater choice and convenience.  Importantly, the combined company, with expected annual revenues in excess of $1 billion, will also allow us to provide greater support for our member florists in their local businesses by expanding resources to create new targeted programs and services.  We believe this acquisition will advance FTD’s business strategy by uniting two dynamic and highly complementary businesses, generating material cost synergies and creating a team with best-in-class operating strategies.  We continue to expect the transaction to close by the end of 2014 and will provide you with additional updates as we progress through the process.

In summary, we believe both FTD and Provide Commerce share a common mission and vision focused on our customers.  Together, we will create an outstanding floral and gifting experience to inspire, support and delight our customers during all of life’s most important moments.  We believe this transaction will create the foundation for an FTD that better serves our stakeholders.

At FTD, we will consistently find ways to complement our brands through the many innovative and differentiated product and service offerings and best-in-class partnerships.  Most importantly, all of these programs and initiatives are created with our customers in mind.  We are honored to be a part of some of the most important occasions in our customers’ lives.

With that overview, I would like to turn the call over to our CFO, Becky Sheehan.

Becky Sheehan:  Thanks, Rob, and thank you, everyone, for joining us on the call today.  As Rob mentioned, I’ll provide further detail on our second quarter 2014 financial results and review our outlook for the full year of 2014.

Now on to our second quarter 2014 results, consolidated revenues increased 2.3% to 168.1 million versus 164.3 million in the second quarter last year.  Net income decreased slightly to 4.7 million compared to 5.5 million in the second quarter of 2013.  The effective tax rate during the second quarter of 2014 was 53% compared to 39% in the prior year.  The increase was primarily due to non-deductible costs related to the planned acquisition of Provide Commerce.

Adjusted EBITDA for the second quarter of 2014 was 22.5 million compared to 23.6 million in the second quarter of 2013.  Adjusted EBITDA was negatively impacted by higher cost marketing programs during the quarter, particularly in our Consumer segment, and incremental costs associated with being a standalone public company.  These items were partially offset by the Easter calendar shift from the first quarter of 2013 to the second quarter of 2014.  As Jandy mentioned earlier, please review our press release issued today for a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures, as well as related definitions and calculations, including those for Adjusted EBITDA, Adjusted Net Income and Free Cash Flow.

I will now review our segment performance.  Consumer segment revenues for the second quarter of 2014 decreased 2.2% to 96.1 million compared to 98.3 million in the second quarter last year.  This decrease was due to a 5.8% decline in Consumer order volume, partially offset by a 4.1% or $2.63 increase in average order value.  Consumer segment operating income was 10.6 million compared to 11.6 million in the second quarter of 2013.

Florist segment revenues for the second quarter of 2014 increased almost 1% to 41.7 million compared to 41.4 million in the second quarter of 2013.  Services and products revenues each increased 0.2 million.  Florist segment operating income was 12.1 million for the second quarter compared to 12.3 million in the second quarter last year.  Average revenues per member increased 6.4% to $3,203 compared to $3,011 in the second quarter of 2013.

International segment revenues increased 7.4% on a constant currency basis and 17.6% on a reported basis to 35.8 million compared to 30.5 million in the second quarter of 2013.  International segment operating income was 3.5 million, up from 2.9 million in the second quarter last year.  International segment consumer orders for the second quarter of 2014 increased 7.9% to 0.5 million orders, and average order value was $55.68, consistent with the prior year in constant currency.

Now, focusing on our balance sheet and cash flows, our free cash flow for the six-month period ended June 30th, 2014, was 12.6 million compared to 9.4 million in the prior year.  Cash flows from operating activities for the six-month period ended June 30th, 2014, were 19.2 million, and cash and cash equivalents were 63.5 million as of June 30th, 2014, compared to 48.2 million as of December 31st, 2013.  Debt outstanding at June 30th, 2014, was 220 million, unchanged since December 31st of 2013.

As many of you are aware and Rob mentioned, on July 30th, we entered into an agreement to acquire Liberty’s Provide Commerce floral and gifting businesses.  Under the terms of the agreement, Provide Commerce will become a wholly-owned subsidiary of FTD.  The transaction is valued at 430 million, comprising 10.2 million shares of FTD common stock and 121 million in cash.  Upon closing, FTD will have approximately 29.2 million shares outstanding and Liberty will own approximately 35% of the FTD shares outstanding.

As previously discussed, in March of this year, FTD’s Board of Directors authorized a two-year $50 million share repurchase program.  As we have been in negotiations for the Provide Commerce acquisition, we have not purchased any shares to date.  Along those lines, our Board and management continually assess the best use of capital, and we are mindful of the interests of our shareholders in making those decisions.  We are focused on our objective of delivering attractive returns to our shareholders over the long term, and we continue to believe FTD is well positioned to pursue future organic and inorganic growth opportunities that support that objective and that the share repurchase program provides us with additional flexibility in that regard.

Now turning to our annual outlook for 2014, our outlook remains consistent with the guidance we provided on July 30th.  Our outlook includes consolidated revenues of 640 million to 650 million, net income of 16.6 million to 20.6 million, Adjusted Net Income of 40.8 million to 43.3 million, Adjusted EBITDA of 81 million to 85 million, and capital expenditures of approximately 10 million.  Our full-year effective tax rate is expected to be approximately 42%, impacted by non-deductible costs related to the planned acquisition of Provide Commerce.  Such costs impact the rate by approximately 6 percentage points.

Please be mindful that our guidance does not include the impact of the Provide—of planned acquisition of Provide Commerce but does reflect an estimated 13 million to 15 million of transaction-related costs.  Our guidance also includes 2014 standalone public company costs and incremental compensation costs for the management team and employees as we align compensation as a standalone public company.

That concludes our financial overview.  I will now turn the call back to Rob for a few closing remarks.

Robert Apatoff:  Thanks, Becky.  We believe our strong balance sheet and our unique business model will enable us to continue to generate consistent cash flows and will provide us with the financial flexibility to fuel our future growth in the US and the UK.

Going forward, our management team will be focused on our efforts to move towards closing our acquisition of Provide Commerce, and we remain intently focused on managing the controllable aspects of our business as we pursue growth opportunities to deliver strong financial performance and enhance shareholder value long term.

That concludes our prepared remarks.  We are now available for your questions.  Operator?

Operator:  Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment, please, while we poll for questions.

Thank you.  Our first question comes from the line of Jim Chartier with Monness, Crespi and Hardt.  Please proceed with your question.

Jim Chartier:  Hi, good evening.  (Cross talking).

Becky Sheehan:  Hi, Jim.

Robert Apatoff:  Hey, Jim.

Jim Chartier:  Hi.  Just wanted to kind of get some more color on kind of the sales guidance for the year.  So your annual guidance now implies an acceleration to kind of 4 or 5% sales growth in the back half of this year, which is a decent acceleration from the first half, so you know, what gives you guys the comfort that you guys can achieve that?

Robert Apatoff:  Well, I think part of it I outlined in my speech.  We kind of laid out six kind of key prongs we are doing that we are really focused on.  One is the—kind of the first was the targeted marketing programs and the expansion in our partnership programs this year.  We have launched some new and existing programs with our Sympathy partners.  We created a new marketplace with one of our Sympathy partners that we’re seeing great promise in.  It’s going from test into full deployment.

Second, we’re looking at an increase in our media spend to identify and target new customers in the US and the UK.  We are spending a—launching a new—a program, for instance, in the UK which is centered on one of their most popular programs, and in the US, we are driving new programs in display and other online vehicles that we have not—did not go after in the first half of the year.

We talked about a new program to our existing customer base.  We have improved segmentation initiatives which we are launching in our email and—in our email marketing campaigns, and we also have programs to drive greater penetration of our Gold loyalty program, and with that program comes a much higher order per customer realization.

We talked about—Jim, we talked about other market and merchandising enhancements, the expansion of our order upgrade path, which drove AOVs, and those are just some of the—you know, there’s six of them I listed.  There’s more than that but those are kind of the key factors that we see driving the business.

Jim Chartier:  How has the business performed outside of Mother’s Day and Easter, where it seems like you guys are, you know, sacrificing some sales to maintain margins there?  Are you—is the sales front better outside of these major holidays and just a lack of major holidays help you in the back half of the year?

Becky Sheehan:  We certainly have found that as the major holidays — and I think we said this in our last quarter call as well — that the competitive environment makes it certainly more challenging to compete and participate, so we do see that in the major holiday timeframe, you know, our business tends to be more challenged, or has been certainly this year.

Jim Chartier:  So has the business performed better outside of those holidays, and like that is (cross talking).

Becky Sheehan:  (Cross talking) yeah, I mean...

Jim Chartier:  (Cross talking).

Becky Sheehan:  Yeah, so Jim, I’m sorry, I didn’t mean to interrupt.  I mean, the direct answer is yes, the business has performed better than—outside of the key holidays than it has during those key holiday periods.

Jim Chartier:  Did you guys see any improvement in sales trend over the course of second quarter that also gives you the confidence in the outlook for the back half?

Becky Sheehan:  I think the confidence that we have in the back half is that we’ve got new initiatives and new programs that we didn’t have in the first half, and those are really important to us.  Part of it is adapting, certainly, our programs, our marketing spend like we’ve adapted in the past to effectively compete in the marketplace, and that’s where we are comfortable with our guidance and, you know, obviously we believe in the plans, which is why we have them in place and why we intend to continue to execute the ones that Rob laid out.

Jim Chartier:  Okay.  Then how do you guys feel about additional acquisitions going forward?  Does the acquisition of Provide and its size preclude you from doing additional acquisitions in the near future?

Robert Apatoff:  No, first and foremost, we are focused on the Provide Commerce integration.  It does not preclude us from doing other acquisitions if we feel the—really feel they are the right strategic fit.  You know, things are presented to us all the time.  We look—and we’re constantly looking, but right now, we’re focused on Provide Commerce.  If something else comes around that is a terrific fit for us, we have the flexibility to do something about it.

Jim Chartier:  Okay.  Then finally, in your slide presentation announcing the Provide acquisition, you guys mentioned that the deal would be accretive to 2015 EPS and you also implied in the numbers about $32 million LTM EBITDA for the business.  To make it accretive in 2015, you know, by my math, I estimate about 41 or $42 million of EBITDA from Provide.  The question, one, is that number in the ballpark, and then are there any kind of unusual items in that $32 million of EBITDA that helps kind of bridge the gap?

Becky Sheehan:  Yeah, so great question.  You know, I would say that there is probably a couple of things that I would call a bit unusual in the LTM period for the Provide business.  Certainly, the first quarter storm Pax had a significant impact on them and you would have seen in our PowerPoint presentation that you’re referencing, we did make an adjustment of approximately $7.6 million to their reported EBITDA related to that storm.  I think that when their results were actually reported by Liberty, the add back was closer to 13 million, and so that’s obviously an important factor that impacted them in the first quarter.

The other thing is, in the LTM period, there is not an Easter period and with their gifting business, Easter is an important holiday.  It certainly contributes more than an everyday period.  That’s missing in the LTM period.  And then the last thing that I would probably point to as well is they have a great personalization business that they moved to a new facility over the course of last year; it was late last year, and as you might imagine when you move operations, there’s always some incremental costs associated with that move.  You don’t do that every year.  They certainly, I don’t think, plan to do that again any time soon, but those costs, obviously being one-time in nature, wouldn’t repeat themselves going forward.  There was no add back in the results for that move cost.

So those are some unusual factors that I would say are in the LTM that certainly help bridge to a higher number as you look forward.

Jim Chartier:  Great.  That’s very helpful.  Thanks and best of luck.

Robert Apatoff:  Thank you.

Becky Sheehan:  Thank you.

Operator:  Thank you.  Our next question comes from the line of Ned Davis with William Smith & Company.  Please proceed with your question.

Ned Davis:  Yes, good evening.  I’m wondering—I want to get a little more clarity of, post the acquisition, what the role of your Florist network is going to be, and specifically, are you telling them that they will see incremental delivery volume and marginal profit to them?  Secondly, have you been able to assess how they view the deal?  I mean, you’re adding 600 million in annual revenue.  Admittedly a lot of it is not products that they are delivering, but how do they view this deal as affecting the value of being an FTD member?

Robert Apatoff:  Great questions and I think this sums up is my letter to the Florist that I sent off the day of the—that we announced the acquisition, and you know, this Company was founded 104 years ago by a florist and actually a florist named John Valentine, which is ironic, but we are routed in the florist business.  The florists are the backbone of our Company.  They—and the industry, and they will remain so.  We made it very clear to the florists, while everybody clamors for same-day delivery, we’ve had same-day delivery for decades.  So the florists—we were very clear to them that this, we believe, will be a great thing for them.  Clearly, we are become—we’ll become a much bigger company.  We believe we’ll be able to drive many more orders into the Florist business and hopefully give them additional options of gifting and some of the other businesses that we will be involved in to allow them to be much more competitive in their local marketplace.

We’re also going to be using some of our resources to drive coop advertising for them and help them compete in their local markets, as well as hopefully use some of our ability to buy floral product and containers and at less expensive numbers than they have been paying the past.  There’s also technology enhancements.  Between the two companies, we have great best-in-class technology which we’ll be able to work with them to provide new options for them to help them better compete in the local marketplace as well.  So when you combine everything, you know, from the standpoint of you now—you have a friend in the floral business that just got a lot bigger and is going to offer them more and more options and more solutions for their local businesses, so I think it’s a win-win.

Ned Davis:  So pardon my naivety on this, but if somebody goes online and—on the ProFlowers site and puts in an order and the companies are combined, you have an optimization way of distributing that either to florist or you do a wholesale—some kind of wholesale play or you drop ship (cross talking).  Is that going to change?  In other words, if I’m an FTD florist, will I get designated to deliver a ProFlowers order?

Robert Apatoff:  Well, the sites will be—remain separate.  They both—we both have great brands.  Clearly, we see this as—they have an existing florist business, which is called Florist Express, which is filled by another wire service.  These are all things we’re going to assess during integration, but those are things that we will be laying out very clearly for the florists in the future.

Ned Davis:  And I just—related to the earlier question about acquisitions, I mean your Company prides itself on having this kind of negative working capital and, for the most part, not really having any kind of inventory or receivables, and their model is somewhat different.  But I’m just wondering, when all this kind of sorts out, I know that their cap ex are higher—relatively high compared to yours also.  I think it’s almost twice yours for about roughly the same size company.  Are—do you see your financial model having to change significantly, where you’re going to be carrying a lot more inventory, you’re going to be more like a conventional, you know, marketer of products, more like some of the other players in the gift and floral industry, or are you going to try to maintain this kind of disciplined high rate of return financial strategy for the combined business?

Becky Sheehan:  Well, I think...

Ned Davis:  I know that’s a loaded question (cross talking).

Becky Sheehan:  Yeah, no, it’s a loaded question but thanks for asking it, Ned.  So I’ll tell you that as we move forward, our intention is to continue to be a very disciplined management team with operating strategies that follow those kinds of disciplines.  As you said, they have a different business model than we do, but as you might also appreciate, with perishable products — flowers and perishable gift items — you don’t inventory those for long periods of time.  I know that’s obvious but it’s not like you stock your warehouse with lots of berries or lots of flowers and, therefore, make significant investments in that regard.  So, you know, we’ll continue to move forward.  There’s a lot of work to do when we go through the merger integration planning exercise, but I’ll tell you that our intent is to remain very disciplined as we have been running the historical FTD business.

Ned Davis:  One little housekeeping thing—thank you for that answer, and one little housekeeping thing.  The tax rate’s a little strange.  I understand the reason why, but what in fact will be your probable cash taxes in—with regard to your guidance?  Maybe I could figure it out from the—just from the figures that were given out, but maybe you can just tell me what your cash taxes would be for the year if you hit the mid-range of the guidance?

Becky Sheehan:  So what we’ve done on—what I said earlier in the comments is—although you’re right, the tax rate looks a bit goofy, we’re estimating the full year effective rate to be at about 42%.  That’s largely driven by these non-deductible transaction-related expenses.  Our more normalized tax rate would be at 36% based on our current estimates, so that would be a good number to use (cross talking).

Ned Davis:  And that’s a worldwide tax rate (cross talking).

Becky Sheehan:  That’s right, yup.

Ned Davis:  US, Britain, et cetera, okay.  Go ahead.

Becky Sheehan:  Yeah.  No, that’s right.  So 36% is sort of the normalized rate that you should use for 2014, excluding those transaction costs.

Ned Davis:  And that would be a cash tax—that would be approximately the cash paid tax rate, if you will, which you actually have to send out to the IRS or the British revenue?

Becky Sheehan:  It should (cross talking).

Ned Davis:  That’s cash taxes.

Becky Sheehan:  Yeah, it should get us close.  I’ll have to go back...

Ned Davis:  Okay.

Becky Sheehan:  And look to say for sure, but that should get us close.

Ned Davis:  Finally, with respect to the deal-related expenses, I know, you know, the proxies will be coming out, but are most of the deal-related expenses now behind you?

Becky Sheehan:  No.  Actually, most of the deal-related—if you’re talking about the deal related to the acquisition of Provide Commerce?

Ned Davis:  Yes.  Yeah, the stuff that is sort of fouling up the tax rate, among other things, right?  Some of that...

Becky Sheehan:  Yeah.

Ned Davis:  Was in the second quarter, right?

Becky Sheehan:  Some of that is in the second quarter.  We’ve incurred $1.7 million of those costs in the second quarter.

Ned Davis:  Okay.

Becky Sheehan:  We actually—the majority of those are yet to come, but there is much more work to be done with respect to the proxy and the other work leading up to, obviously, the regulatory approvals and the shareholder approval, so the forecasted costs are in the 13 to $15 million range.

Ned Davis:  If I can read between the lines of your comments about the share buyback being kind of suspended (inaudible) to be because of the negotiations, should we make the assumption that until this transaction closes, you’re probably just going to not do the share buyback, or can you really comment on that?

Becky Sheehan:  Well, you know, we still have the $50 million two-year repurchase program in place.  As we’ve said and as you just obviously noted, we did not buy back any shares while we were in the midst of negotiations on this transaction.  So the plan remains in place.  Management and the Board will continue to assess when and if it’s a good time to buy back shares, and that’s what we intend to do.

Robert Apatoff:  Yeah.

Ned Davis:  And one last (inaudible), have there been any key executive departures at the target that you’re aware of?

Robert Apatoff:  No, there have not.

Ned Davis:  Okay, good.  Thank you.  Thank you very much.

Robert Apatoff:  Thank you.

Operator:  Thank you.  We have no further questions in queue at this time.  I would like to turn the floor back over to management for closing remarks.

Robert Apatoff:  Thanks, Operator.  We appreciate all your interest in FTD.  Thanks again for joining us this afternoon.  Take care.

Operator:  Thank you.  This concludes today’s teleconference.  You may disconnect your lines at this time and thank you for your participation.

This transcript is provided by a third-party transcription service and may not be 100 percent accurate and may contain misspellings and other inaccuracies.

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Cautionary Information Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity.  Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements.  These forward-looking statements include, but are not limited to, statements about our strategies; statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; the anticipated benefits of our separation from United Online; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements.  Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in FTD’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted.  Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process.  The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters.  FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction.  In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction.  Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.